Exhibit 99.1

Contact:
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports Second Quarter 2023 Financial Results, Announces Additional Restructuring Initiatives and Updates 2023 Outlook

Second Quarter 2023

●	Net loss from continuing operations of $349 million and diluted EPS from continuing operations of negative $9.93
●	Net loss includes a pre-tax, non-cash goodwill impairment charge of $349 million related to the Engineered Materials reporting unit
●

Adjusted EBITDA* of $57 million, including unfavorable impacts of $16 million from net timing, $12 million from natural gas hedges and $4 million from fixed cost under absorption due to inventory reduction initiatives; Adjusted Net Loss* of $68 million

●	Cash provided by operations of $57 million and capital expenditures of $14 million resulted in Free Cash Flow* of $43 million including a $52 million decrease in working capital
●	Second quarter ending cash of $270 million with approximately $236 million of additional available liquidity under two undrawn, committed financing facilities
●

Announced restructuring actions, including the potential closure of the Terneuzen, the Netherlands styrene plant, which, in aggregate, are expected to result in annual cost savings of approximately $70 million to $90 million in 2024

	Three Months Ended
	June 30,
$millions, except per share data	2023	2022
Net Sales	$963	$1,426
Net Income (Loss) from continuing operations	(349)	37
Diluted EPS from continuing operations ($)	(9.93)	1.00
Adjusted Net Income (Loss)*	(68)	66
Adjusted EPS ($)*	(1.92)	1.79
EBITDA*	(281)	141
Adjusted EBITDA*	57	164

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss), all of which are non-GAAP measures, to Net Income (Loss), as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — August 3, 2023 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its second quarter 2023 financial results. Net sales in the second quarter decreased 32% versus prior year. Lower sales volume across all reporting segments caused by continued customer destocking and underlying demand weakness led to a 16% decrease. Lower price, from the pass-through of lower raw material costs, led to a 17% decrease.

Results included a non-cash impairment charge of $349 million related to the Engineered Materials reporting unit goodwill balances established in 2021. The persistence of challenging operating conditions, customer destocking and underlying demand weakness contributed to a revised outlook including a further reduction in near-term forecasted operating results and growth projections, as well as an additional decrease in market capitalization. These impairment charges do not affect the Company’s cash position, and the Company remains encouraged about the businesses’ expected growth opportunities, cost savings initiatives and strategic value as it continues to evolve as a specialty material and sustainable solutions provider.

Second quarter net loss from continuing operations of $349 million was $386 million below prior year. Adjusted EBITDA of $57 million was $107 million below prior year. In addition to the goodwill impairment, the reduced year-over-year profitability was driven by lower volume across all segments as well as lower margin, including an unfavorable $48 million net timing variance, as well as lower equity affiliate income from Americas Styrenics. Second quarter results included unfavorable impacts of $16 million from net timing, $12 million from natural gas hedging as well as $4 million from manufacturing cost under absorption.

Commenting on the Company’s second quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “As expected, second quarter sales volume was sequentially similar as general market conditions remained unchanged. Despite this, we delivered our third consecutive quarter of increasing profitability due to the asset footprint actions and other initiatives we’ve put in place. In addition, we had another quarter of positive cash generation from our ongoing cash initiatives. I continue to be impressed with our employees’ dedication and resilience to deliver amid this challenging demand environment.”

Second Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $206 million for the quarter decreased 32% versus prior year including an 18% impact from lower volume across all products from weak underlying demand and continued customer destocking, particularly in building & construction, consumer electronics and wellness applications, as well as a 13% impact from lower price due to raw material pass-through. Adjusted EBITDA of $12 million was $22 million below prior year mainly from lower sales volume. Results included unfavorable impacts of $6 million from natural gas hedging and $9 million from net timing. Sequentially, Adjusted EBITDA increased $24 million from lower raw material cost as well as higher volume mainly to consumer electronics applications.
●	Latex Binders net sales of $254 million for the quarter decreased 28% versus prior year including a 17% impact from lower volumes across all regions and applications and a 12% impact from lower price from the pass-through of lower raw material costs. Adjusted EBITDA of $25 million was $4 million below prior year as lower volumes and fixed cost under aborption were mostly offset by pricing initiatives. Volume for CASE applications declined by 7% in the second quarter compared to prior year, a better result in comparison to other applications, and represented 16% of segment revenue during the quarter, a record-high proportion. Adjusted EBITDA was flat on a sequential basis.
●	Plastics Solutions net sales of $272 million for the quarter were 25% below prior year including a 14% decrease in price from the pass-through of lower raw material costs and an 11% decrease from lower volumes. Sales decreased in polycarbonate from the announced shutdown of one production line as well as in copolymers for building & construction, industrial and consumer durables applications. Sales volume to automotive applications was in line with prior year. Adjusted EBITDA of $25 million was $21 million below prior year primarily from ABS, as weaker demand led to lower sales volume and also pressured margins. Results included an $11 million negative net timing variance versus prior year. Adjusted EBITDA was in line with prior quarter.
●	Polystyrene net sales of $193 million for the quarter were 38% below prior year. Lower price, primarily from the pass-through of lower styrene costs, led to a 25% decrease and lower volume, from weaker demand in appliance and building & construction applications, led to a 14% decrease. Adjusted EBITDA of $6 million was $17 million below prior year from lower sales volume, lower margin from an $8 million net timing variance, as well as fixed cost under absorption. Sequentially, Adjusted EBITDA decreased $10 million from an unfavorable net timing variance of $3 million as well as lower volume and fixed cost under absorption.
●	Feedstocks net sales of $37 million for the quarter were 61% below prior year from a 33% impact from lower volume and a 28% impact from lower price. Adjusted EBITDA of negative $7 million was $21 million below prior year from lower styrene margin, including an unfavorable net timing variance of $23 million and a natural gas hedge loss of $5 million.
●	Americas Styrenics Adjusted EBITDA of $13 million for the quarter was $26 million below prior year from lower styrene margins compared to very high levels in the prior year. Adjusted EBITDA decreased $5 million versus prior quarter due to lower styrene and polystyrene margin from weaker economic conditions.

Restructuring Initiatives

●	Potential closure of the Terneuzen, the Netherlands styrene plant: The Company has commenced discussions with the Works Council of Trinseo Netherlands B.V. regarding the potential closure of this facility. If closed, Trinseo will no longer produce styrene, and will obtain styrene for its downstream businesses entirely via external purchases.
●	Optimization of Europe PMMA sheet network: The Company has commenced discussions with relevant works councils regarding the optimization of its PMMA sheet network in Europe, including the consolidation of operations.
●	Cost savings: The Company is currently taking measures to lower operating costs including headcount and other reductions.

2023 Outlook

●	Full-year 2023 net loss from continuing operations of $460 million and Adjusted EBITDA of $215 million (prior outlook of net loss from continuing operations of $94 million to $61 million and Adjusted EBITDA of $275 million to $325 million†). Adjusted EBITDA is $60 million below the low end of the prior outlook primarily from weaker market conditions in the second half of the year leading to lower expected margins in Feedstocks, Engineered Materials and Polystyrene, with the remainder due to second quarter impacts of $23 million mostly from unfavorable net timing.
●	Full-year 2023 cash from operations of approximately $190 million resulting in Free Cash Flow of approximately $100 million (prior outlook of cash from operations of approximately $165 million and Free Cash Flow of approximately $75 million†); higher Free Cash Flow outlook despite lower profitability due to working capital reductions.

Commenting on the outlook for 2023, Bozich said, “Our forecast assumes a similar, constrained demand environment though the remainder of the year and we anticipate second half performance to be similar to the second quarter runrate. Despite the economic environment, we continue to improve our cash and liquidity profile, including working capital reductions and capital expenditure deferments. In addition, refinancing our near-term debt maturities is one of our highest priorities, and we are confident we’ll be able to accomplish that in the third quarter.”

Bozich continued, “We are also taking incremental actions to improve our cost position. We believe these initiatives, and the expected natural gas hedge loss reduction, will result in a sequential profitability increase of more than $100 million in 2024 and better position us to achieve higher growth, higher margin and lower volatility as demand normalizes.”

†For the prior outlook, refer to the Company’s press release, furnished on its Form 8-K dated May 4, 2023, for a reconciliation of non-GAAP measures to their corresponding GAAP measures.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its second quarter 2023 financial results on Friday, August 4, 2023 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its second quarter 2023 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until August 4, 2024.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,400 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $5.0 billion in 2022. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully investigate and remediate chemical releases on or from our sites, make related capital expenditures, reimburse third-party cleanup costs or settle potential regulatory penalties or other claims; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; our ability to successfully generate cost savings and increase profitability through asset restructuring initiatives; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$962.6	$1,425.5	$1,958.9	$2,812.2
Cost of sales	909.0	1,286.4	1,868.2	2,497.1
Gross profit	53.6	139.1	90.7	315.1
Selling, general and administrative expenses	53.8	85.6	138.5	182.3
Equity in earnings of unconsolidated affiliates	12.5	39.4	30.2	61.0
Impairment and other charges	349.1	1.3	349.4	37.6
Operating income (loss)	(336.8)	91.6	(367.0)	156.2
Interest expense, net	40.2	25.4	78.5	47.3
Other expense (income), net	(2.9)	(1.7)	(5.8)	1.3
Income (loss) from continuing operations before income taxes	(374.1)	67.9	(439.7)	107.6
Provision for (benefit from) income taxes	(25.1)	30.8	(41.8)	53.4
Net income (loss) from continuing operations	(349.0)	37.1	(397.9)	54.2
Net income from discontinued operations, net of income taxes	—	0.3	—	—
Net income (loss)	$(349.0)	$37.4	$(397.9)	$54.2
Weighted average shares- basic	35.2	36.3	35.1	36.8
Net income (loss) per share- basic:
Continuing operations	$(9.93)	$1.02	$(11.34)	$1.47
Discontinued operations	—	0.01	—	—
Net income (loss) per share- basic	$(9.93)	$1.03	$(11.34)	$1.47
Weighted average shares- diluted	35.2	37.0	35.1	37.6
Net income (loss) per share- diluted:
Continuing operations	$(9.93)	$1.00	$(11.34)	$1.44
Discontinued operations	—	0.01	—	—
Net income (loss) per share- diluted	$(9.93)	$1.01	$(11.34)	$1.44

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$269.5	$211.7
Accounts receivable, net of allowance	590.1	586.0
Inventories	430.9	553.6
Other current assets	33.6	39.4
Investments in unconsolidated affiliates	255.2	255.1
Property, plant, equipment, goodwill, and other intangible assets, net	1,463.8	1,873.5
Right-of-use assets - operating, net	69.8	76.1
Other long-term assets	242.1	164.8
Total assets	$3,355.0	$3,760.2
Liabilities and shareholders’ equity
Current liabilities	695.2	689.4
Long-term debt, net of unamortized deferred financing fees	2,298.6	2,301.6
Noncurrent lease liabilities - operating	56.0	60.2
Other noncurrent obligations	284.0	288.7
Shareholders’ equity	21.2	420.3
Total liabilities and shareholders’ equity	$3,355.0	$3,760.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities
Cash provided by (used in) operating activities - continuing operations	$101.9	$(88.9)
Cash provided by operating activities - discontinued operations	—	0.8
Cash provided by (used in) operating activities	101.9	(88.1)

Cash flows from investing activities
Capital expenditures	(35.6)	(55.4)
Cash paid for asset or business acquisitions, net of cash acquired ($0.0 and $1.0)	—	(22.2)
Proceeds from the sale of businesses and other assets	22.3	5.3
Proceeds from the settlement of hedging instruments	—	1.9
Cash used in investing activities - continuing operations	(13.3)	(70.4)
Cash used in investing activities - discontinued operations	—	(0.8)
Cash used in investing activities	(13.3)	(71.2)

Cash flows from financing activities
Deferred financing fees	(0.4)	—
Short-term borrowings, net	(5.9)	(7.5)
Purchase of treasury shares	—	(101.9)
Dividends paid	(17.1)	(24.6)
Proceeds from exercise of option awards	0.1	2.9
Withholding taxes paid on restricted share units	(1.8)	(2.5)
Acquisition-related contingent consideration payment	(1.2)	—
Repurchases and repayments of long-term debt	(5.4)	(7.2)
Cash used in by financing activities	(31.7)	(140.8)
Effect of exchange rates on cash	0.9	(8.5)
Net change in cash, cash equivalents, and restricted cash	57.8	(308.6)
Cash, cash equivalents, and restricted cash—beginning of period	211.7	573.0
Cash, cash equivalents, and restricted cash—end of period	$269.5	$264.4
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$269.5	$264.4

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
Engineered Materials	$206.2	$301.3	$412.4	$596.5
Latex Binders	254.0	353.7	502.1	660.4
Plastics Solutions	272.1	361.9	562.0	758.4
Polystyrene	192.8	312.0	401.9	630.0
Feedstocks	37.5	96.6	80.5	166.9
Americas Styrenics*	—	—	—	—
Total Net Sales	$962.6	$1,425.5	$1,958.9	$2,812.2

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	June 30,
(In millions, except per share data)	2023	2022
Net income (loss)	$(349.0)	$37.4
Net income from discontinued operations	—	0.3
Net income (loss) from continuing operations	$(349.0)	$37.1
Interest expense, net	40.2	25.4
Provision for (benefit from) income taxes	(25.1)	30.8
Depreciation and amortization	52.5	48.1
EBITDA	$(281.4)	$141.4
Net gain on disposition of businesses and assets	(16.3)	(1.5)	Selling, general, and administrative expenses; Other expense (income), net
Restructuring and other charges (a)	1.5	(1.5)	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	0.1	2.7	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	1.3	1.3	Cost of goods sold; Impairment and other charges
Goodwill impairment charge (c)	349.0	—	Impairment and other charges
Other items (d)	2.6	22.1	Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$56.8	$164.5
Adjusted EBITDA to Adjusted Net Income (Loss):
Adjusted EBITDA	56.8	164.5
Interest expense, net	40.2	25.4
Provision for (benefit from) income taxes - Adjusted (e)	34.8	25.7
Depreciation and amortization - Adjusted (f)	49.5	47.2
Adjusted Net Income (Loss)	$(67.7)	$66.2
Weighted average shares- diluted	35.2	37.0
Adjusted EPS	$(1.92)	$1.79

Adjusted EBITDA by Segment:
Engineered Materials	$11.8	$34.0
Latex Binders	25.3	29.4
Plastics Solutions	25.2	46.1
Polystyrene	6.2	23.0
Feedstocks	(6.9)	14.2
Americas Styrenics	12.5	39.4
Corporate Unallocated	(17.3)	(21.6)
Adjusted EBITDA	$56.8	$164.5

(a)	Restructuring and other charges for the 2023 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset restructuring plan. Restructuring and other charges for the 2022 period primarily relates to employee termination benefit charges incurred in connection with the Company’s transformational restructuring program.
(b)	Acquisition transaction and integration net costs for the 2022 period primarily relates to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.
(c)	Amounts for the 2023 period relate to the Engineered Materials reporting unit’s goodwill impairment charge resulting from the second quarter triggering event impairment testing.
(d)	Other items for the 2023 and 2022 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives. The 2022 period also includes costs related to our transition to a new enterprise resource planning system.
(e)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(f)	Amounts for the three months ended June 30, 2023 and 2022 excludes accelerated depreciation of $3.0 million and $0.9 million, respectively. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan. The 2023 and 2022 periods also include charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income (loss) to forecasted Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS for the full year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Year Ended
December 31,
(In millions, except per share data)	2023
Adjusted EBITDA	$215
Interest expense, net	(155)
Benefit from income taxes	32
Depreciation and amortization	(206)
Reconciling items to Adjusted EBITDA (g)	(346)
Net Loss from continuing operations	(460)
Reconciling items to Adjusted Net Loss (g)	295
Adjusted Net Loss	$(165)

Weighted average shares - diluted (h)	35.1
EPS from continuing operations - diluted ($)	$(13.09)
Adjusted EPS ($)	$(4.70)

(g)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2023, we have only included known reconciling items incurred through the six months ended June 30, 2023. We have not included forecasted amounts for the remainder of 2023.

(h)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for the full year 2023, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
Cash provided by (used in) operating activities	$56.5	$(83.0)	$101.9	$(88.1)
Capital expenditures	(13.8)	(31.5)	(35.6)	(56.2)
Free Cash Flow	$42.7	$(114.5)	$66.3	$(144.3)

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2023
Cash provided by operating activities	$190
Capital expenditures	(90)
Free Cash Flow	$100